Service Corporation International Announces the Acquisition of 70% Interest in The Neptune Society, Inc.

HOUSTON, June 3, 2011 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced that it has acquired 70% of the outstanding shares of The Neptune Society, Inc. Neptune is the nation's largest direct cremation organization, with annual revenues of more than $55 million and a network of 30 locations in nine states. Through an active preneed sales program, Neptune has built a backlog of future revenues of more than $125 million. Neptune operates under the brand names Neptune Society, Neptune Cremation Service and Trident Society.

Neptune's owner, BG Capital Management Corp., a diversified private equity company, will continue to hold 30% of the outstanding shares, and the company will continue to be managed by its current Chief Executive Officer, Marco Markin.

"We look forward to welcoming Neptune's associates into the SCI family of businesses," said Thomas L. Ryan, SCI President and CEO. "This partnership is a wonderful opportunity for us to join forces with the largest and fastest growing direct cremation company in North America. Neptune serves a segment of the market that will continue to grow and that we do not currently target through our traditional funeral service and cemetery network. In addition to building on Neptune's successful growth and customer service we will be able to yield immediate synergies by providing back office and fulfillment support through SCI's infrastructure."

Marco Markin, CEO of Neptune commented, "In our stage of rapid growth and development, it is the perfect time to partner with a company having SCI's scale, resources and capital. Neptune is a great organization with fabulous employees and we are all excited to pursue the tremendous growth prospects ahead of us."

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2011, we owned and operated 1,398 funeral homes and 381 cemeteries (of which 218 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial(R), please visit www.dignitymemorial.com.

For additional information contact:

Investors: Debbie Young / Investor Relations – 713-525-9088
Media: Lisa Marshall / Corporate Communications – 713-525-3066